As filed with the Securities and Exchange Commission on August 9, 2006

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MASSEY ENERGY COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-0740960
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

4 North 4th Street, Richmond, Virginia 23219

(Address of Principal Executive Offices) (Zip Code)

MASSEY ENERGY COMPANY

2006 STOCK AND INCENTIVE COMPENSATION PLAN

(Full Title of the Plan)

Richard R. Grinnan, Esq.

Vice President and Corporate Secretary

Massey Energy Company

4 North 4th Street

Richmond, Virginia 23219

(Name and Address of Agent For Service)

(804) 788-1800

(Telephone Number, Including Area Code, of Agent For Service)

With copies to:

David M. Carter, Esq.

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

(804) 788-8200

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1) (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, $0.625 par value per share	3,500,000 shares	$25.84	$90,440,000	$9,678

(1)	An additional 2,793,683 shares of Common Stock may be issued under the Plan representing shares underlying restricted stock or unexercised vested or unvested stock options that previously have been granted and are outstanding under the Massey Energy Company 1996 Executive Stock Plan (Registration No. 333-18151), the Massey Energy Company 1988 Executive Stock Plan (No. 333-22157), the Massey Energy Company 1999 Executive Performance Incentive Plan (No. 333-32696), the Massey Energy Company Stock Plan for Non-Employee Directors (No. 333-118600), and the Massey Energy Company 1997 Restricted Stock Plan for Non-Employee Directors (No. 333-118601), which restricted stock or options expire or otherwise lapse, are terminated or forfeited, are settled in cash, or are withheld or delivered to the Company for tax purposes. All of such additional shares of Common Stock have previously been registered with the Securities and Exchange Commission pursuant to the Form S-8 Registration Statements identified in the previous sentence.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement shall also cover any additional shares of Common Stock that become available under the Plan by reason of any stock splits, stock dividends or similar transactions.
(3)	Estimated solely for the purpose of computing the registration fee. This amount was calculated pursuant to Rule 457(c) under the Securities Act on the basis of $25.84 per share, which was the average of the high and low prices of the Common Stock as reported on The New York Stock Exchange on August 8, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with the Securities and Exchange Commission (the “Commission”).

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Massey Energy Company (the “Company”) with the Commission (File No. 1-07775) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated in this registration statement by reference:

(i) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

(ii) the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006;

(iii) the Company’s Current Reports on Form 8-K dated January 4, 2006, January 5, 2006, February 24, 2006, March 22, 2006, April 13, 2006, April 28, 2006 (only the information set forth in Item 8.01 of such report), May 22, 2006, May 22, 2006 and June 30, 2006; and

(iv) the description of the Company’s common stock, $0.625 par value per share, contained in the Company’s Current Report on Form 8-K filed May 24, 2001.

In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement (other than Current Reports on Form 8-K furnished under Item 2.02 and Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01)), all of which are or will be contained in the Commission’s File No. 1-07775, and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this registration statement modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company’s restated certificate of incorporation provides generally for indemnification of its officers and directors to the fullest extent authorized by the General Corporation Law of the State of Delaware (“DGCL”). Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the corporation, however, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that indemnification is appropriate. In addition, the corporation has the power to purchase and maintain insurance for such person. The statute also expressly provides that the power to indemnify that it authorizes is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

As permitted by Section 102 of the DGCL, the Company’s stockholders have approved and incorporated provisions into the Company’s restated certificate of incorporation eliminating a director’s personal liability for monetary damages to the Company and the Company’s stockholders arising from a breach of a director’s fiduciary duty, except for Section 174 of the DGCL or liability for any breach of the director’s duty of loyalty to the Company or the Company’s stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Restated Certificate of Incorporation of the Company, as amended (filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2000 and incorporated herein by reference) (File No. 1-07775).

4.2	Restated Bylaws of the Company (filed as Exhibit 3.i to the Company’s Current Report on Form 8-K filed June 30, 2006 and incorporated herein by reference) (File No. 1-07775).

4.3	Massey Energy Company 2006 Stock and Incentive Compensation Plan (filed as Annex A to the Company’s Definitive Proxy Statement on Schedule 14A on April 20, 2006 and incorporated herein by reference) (File No. 1-07775).

5.1	Opinion of Hunton & Williams LLP as to the legality of the securities being registered.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Hunton & Williams LLP (included in the opinion filed as Exhibit 5.1 to the Registration Statement).

24.1	Power of Attorney for Officers and Directors (included on signature page).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act (15 U.S.C. 78m or 78(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on this 9th day of August, 2006.

MASSEY ENERGY COMPANY
(Registrant)

By:	/s/ Richard R. Grinnan
Richard R. Grinnan
Vice President and Corporate Secretary

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 9th day of August, 2006. Each person whose signature appears below hereby authorizes the agent for service named in this Registration Statement as attorney-in-fact, to sign in the name of each such person individually and in each capacity stated below, and to file with the Securities and Exchange Commission any amendment, including any post-effective amendment, to this Registration Statement, making such changes in this Registration Statement as appropriate, and generally to do all the things on their behalf to enable the Registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Signature	Title

/s/ Don L. Blankenship	Chairman, President and Chief Executive Officer
Don L. Blankenship	(principal executive officer)

/s/ Eric B. Tolbert	Vice President and Chief Financial Officer
Eric B. Tolbert	(principal financial officer)

/s/ David W. Owings	Controller
David W. Owings	(principal accounting officer)

/s/ James B. Crawford	Director
James B. Crawford

/s/ Robert H. Foglesong	Director
Robert H. Foglesong

/s/ E. Gordon Gee	Director
E. Gordon Gee

________________________________________	Director
William R. Grant

/s/ Bobby R. Inman	Director
Bobby R. Inman

/s/ Daniel S. Loeb	Director
Daniel S. Loeb

/s/ Dan R. Moore	Director
Dan R. Moore

/s/ Martha R. Seger	Director
Martha R. Seger

/s/ Todd Q. Swanson	Director
Todd Q. Swanson

EXHIBIT INDEX

Exhibit No.	Description
4.1	Restated Certificate of Incorporation of the Company, as amended (filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2000 and incorporated herein by reference) (File No. 1-07775).

4.2	Restated Bylaws of the Company (filed as Exhibit 3.i to the Company’s Current Report on Form 8-K filed June 30, 2006 and incorporated herein by reference) (File No. 1- 07775).

4.3	Massey Energy Company 2006 Stock and Incentive Compensation Plan (filed as Annex A to the Company’s Definitive Proxy Statement on Schedule 14A on April 20, 2006 and incorporated herein by reference) (File No. 1-07775).

5.1	Opinion of Hunton & Williams LLP as to the legality of the securities being registered.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Hunton & Williams LLP (included in the opinion filed as Exhibit 5.1 to the Registration Statement).

24.1	Power of Attorney for Officers and Directors (included on signature page).